Exhibit 99.2

Horsehead Holding Corp. Prices Public Offering of 5,000,000 Shares of Common Stock

PITTSBURGH, PA, JAN. 22, 2015 – Horsehead Holding Corp. (the “Company”) (Nasdaq: ZINC) announced today that it has priced an underwritten public offering of 5,000,000 shares of common stock at an offering price of $12.75 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock. The offering is expected to close on January 28, 2015, subject to customary closing conditions.

The Company plans to use the net proceeds of the offering for general corporate purposes, including capital expenditures, acquisitions, working capital and liquidity for operational contingencies.

Stifel is acting as the sole book-running manager for the offering. FBR Capital Markets & Co. and Oppenheimer & Co. Inc. are acting as co-lead managers, and CJS Securities, Inc. and CRT Capital Group LLC are acting as co-managers.

The securities described above are being offered pursuant to a “shelf” registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC) on October 3, 2013. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by calling (855) 300-7136. An electronic copy of the prospectus supplement and accompanying base prospectus relating to the offering is available on the website of the SEC at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is a leading U.S. producer of zinc metal, a leading recycler of electric arc furnace dust, a leading producer of zinc oxide and a leading recycler of nickel-bearing wastes and nickel-cadmium batteries in North America. Horsehead, headquartered in Pittsburgh, Pennsylvania, employs approximately 700 people and has seven facilities throughout the United States and Canada.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including the proposed offering and the use of proceeds therefrom. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Investors are cautioned that forward-looking statements involve risks and uncertainty, including, but not limited to, whether or not we will consummate the offering, and if we do, the use of proceeds of the offering. Our actual results could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact info:

Ali Alavi

Vice President

Horsehead Holding Corp.

724.773.2212

SOURCE: Horsehead Holding Corp.

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